EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 33-41604, No. 333-166577, No. 333-166594 and No. 333-226448 on Form S-8, in Post-Effective Amendment No. 1 to Registration Statement No. 33-25581 on Form S-8, and in Registration Statements No. 333-104559, No. 333-122448, No. 333-124298, No. 333-142418, No. 333-166916, No. 333-166914 and No. 333-220656 on Form S-3 of our reports dated February 28, 2019, relating to (1) the consolidated financial statements of Weingarten Realty Investors and subsidiaries (the "Company") and (2) the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.
/s/ Deloitte & Touche LLP

Houston, Texas
February 28, 2019